UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2015

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania	19010-3489
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015, the Board of Directors (the “Board”) of Aqua America, Inc. (the “Company”) adopted the changes to the Company’s director compensation policies described below. The changes impact the compensation of Nicholas DeBenedictis, former Chief Executive Officer of the Company, in his current role as non-executive Chairman of the Board, and the other non-employee directors of the Company.

The changes, which become effective on January 1, 2016, include:

•	The annual cash retainer paid to each director, except Mr. DeBenedictis, will increase to $75,000 and will include all Board and committee meeting fees. Currently, the annual cash retainer is $50,000, the Board meeting fee is $2,000 per meeting and the committee meeting fee is $1,500 per meeting.

•	The annual equity award paid to each director will increase to $75,000 of Company stock.

•	In the case of Mr. DeBenedictis, the annual cash retainer for his role as non-executive Chairman of the Board will be $175,000.

•	The annual cash retainer paid to the Chairman of the Audit Committee and the Executive Compensation Committee will remain at $12,500.

•	The annual cash retainer paid to the Chairman of the Corporate Governance Committee will remain at $10,000.

•	The annual cash retainer paid to the Chairman of the newly-formed Risk Mitigation Committee described in Item 8.01 below will be $10,000.

•	The lead independent director of the Company will be paid an additional annual cash retainer of $25,000 for his role as lead independent director.

Item 8.01 Other Events

On December 1, 2015, the Board, in accordance with the Amended and Restated Bylaws of the Company, authorized the formation of a new Risk Mitigation Committee of the Board effective January 1, 2016 to oversee the management of the Company’s enterprise risk activities. Richard H. Glanton, Lead Independent Director, will serve as Chairman of the Risk Mitigation Committee. The other members of the Risk Mitigation Committee will be Wendell Holland, Nicholas DeBenedictis, and Christopher Franklin, Chief Executive Officer of the Company. David P. Smeltzer, Chief Financial Officer of the Company will be an active Committee participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

December 4, 2015	By:	/s/ Christopher P. Luning

		Name:	Christopher P. Luning
		Title:	Senior Vice President, General Counsel and Secretary